Exhibit 23.2

Consent of Seward & Kissel LLP

We hereby consent to the reference to our firm under the heading "Legal Matters" in the prospectus contained in the Registration Statement on Form F-4 of Nordic American Offshore Ltd. dated the date hereof, without admitting we are "experts" within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission issued thereunder with respect to any part of said Registration Statement.

/s/ Seward & Kissel LLP
Seward & Kissel LLP
June 6, 2016